EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

Talk America Holdings, Inc.
New Hope, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2005 relating to the consolidated financial statements, consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Talk America Holdings, Inc. and its Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
Philadelphia, Pennsylvania
July 18, 2005